EXHIBIT 2.1

EXECUTED COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ARTHROCARE CORPORATION,

ALPHA MERGER SUB CORPORATION

and

MEDICAL DEVICE ALLIANCE INC.

Dated as of October 23, 2003

i

ATTACHMENTS

Attachment A	—	Form of Contingent Value Rights Agreement
Attachment B-1	—	Form of Support Agreement for Vegas Ventures, LLC
Attachment B-2	—	Form of Support Agreement for the McGhan Entities
Attachment C	—	Form of Consulting Agreement
Attachment D-1	—	Form of Non-Compete Agreement for Jeffrey Barber
Attachment D-2	—	Form of Non-Compete Agreement for Howard Preissman
Attachment E	—	Form of Amendment to the Certificate of Designation
Attachment F-1	—	Form of Opinion of Counsel to the Company
Attachment F-2	—	Form of Opinion of Counsel to the Principal Stockholders
Attachment G-1	—	Form of Stockholder Waiver Agreement for Vegas Ventures, LLC, Howard Preissman and Jeffrey Barber
Attachment G-2	—	Form of Stockholder Waiver Agreement for the McGhan Entities
Attachment H	—	Form of Distribution Agreement

ii

AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2003 (this “Agreement”), by and among ArthroCare Corporation, a corporation organized under, and governed by, the laws of the State of Delaware, whose address is 680 Vaqueros Avenue, Sunnyvale, California (“Parent”), Alpha Merger Sub Corporation, a corporation organized under, and governed by, the laws of the State of Nevada, whose address is 680 Vaqueros Avenue, Sunnyvale, California, and a wholly-owned subsidiary of Parent (“Merger Sub”), and Medical Device Alliance Inc., a corporation organized under, and governed by, the laws of the State of Nevada, whose address is 5851 West Charleston, Las Vegas, Nevada (the “Company”).

WHEREAS, the respective Boards of Directors of Parent and the Receiver, having been granted the power to do so by the Court pursuant to the Order, have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”);

WHEREAS, the Board of Directors of Parent and Merger Sub and the Receiver, having been granted the power to do so by the Court, have determined that the Merger is in furtherance of and consistent with the business strategies of Parent and the Company, respectively, and is in the best interest of their respective stockholders and the Receiver has recommended the Merger to the Company’s stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, the Company, Parent and Merger Sub propose to enter into a Contingent Value Rights Agreement (as the same may be amended from time to time and together with any schedules, exhibits and annexes attached thereto, the “CVR Agreement”) with the Rights Agent (as defined therein) and the Stockholders’ Agent (as defined therein), in the form attached hereto as Attachment A, pursuant to which the Contingent Value Rights will be issued as part of the Merger Consideration pursuant to the Merger;

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the Principal Stockholders of the Company are entering into support agreements with Parent and the Merger Sub (the “Support Agreements”), in the forms attached hereto as Attachment B-1 and Attachment B-2, respectively;

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Howard Preissman is entering into a consulting agreement with Parent in the form attached hereto as Attachment C;

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Jeffrey Barber and Howard Preissman (each Stockholders of the Company) are entering into non-compete agreements with Parent, in the forms attached hereto as Attachment D-1 and Attachment D-2, respectively, pursuant to which such Stockholders shall agree not to compete with Parent or any Parent Subsidiary for a period of three years following the closing of the transactions contemplated by this Agreement (the “Closing”);

WHEREAS, as a condition to inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company is entering into the Distribution Agreement with Parent in the form attached hereto as Attachment H;

WHEREAS, as a condition to inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Principal Stockholders are entering into Stockholder Waiver Agreements with Parent in the forms attached hereto as Attachment G-1 and Attachment G-2, respectively;

WHEREAS, as a condition to inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the holders of Company Series B Preferred Stock (as defined below) have agreed to amend the Certificate of Designation setting for the rights, preferences and privileges of the Company Series B Preferred Stock and the Amendment to the Certificate of Designation, in the form attached hereto as Attachment E, will be filed with the Secretary of State of the State of Nevada prior to the Effective Time; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the NRS, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with the relevant provisions of, the NRS (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Articles of Incorporation and the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 5.1.1 hereof.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Article 2.

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

Section 2.1.1 Conversion Generally.

Section 2.1.1.1 Conversion of Common Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2 and any shares of Company Common Stock which are held by stockholders exercising appraisal rights pursuant to Section 92A.300 et seq. of the NRS (any such holders of Company Common Stock, and any holders of Company Series B Preferred Stock, exercising such appraisal rights, shall hereinafter be referred to as the “Dissenting Stockholders”)) shall be converted, subject to Section 2.2.4, into the right to receive (1) the Initial Common Consideration, without interest and (2) one Common Stock Contingent Value Right (as defined in the CVR Agreement), pursuant to the terms of and as more fully set forth in the CVR Agreement (collectively, the “Common Stock Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Common Stock Merger Consideration therefor or the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such shares of Company Common Stock as determined in accordance with Section 92A.300 et seq. of the NRS. Certificates previously representing shares of Company Common Stock shall be exchanged for the Common Stock Merger Consideration upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest.

Section 2.1.1.2 Conversion of Preferred Stock. Each share of Series B convertible preferred stock, par value $0.001 per share, of the Company (“Company Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock to be canceled pursuant to Section 2.1.2 and any shares of Company Series B Preferred Stock which are held by Dissenting Stockholders) shall be converted, subject to Section 2.2.4, into the right to receive the Initial Preferred Consideration without interest and (2) a Preferred Stock Contingent Value Right (as defined in the CVR Agreement), pursuant to the terms of and as more fully set forth in the CVR Agreement (collectively, the “Preferred Stock Merger Consideration”). All such shares of Company Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Preferred Stock Merger Consideration therefor or the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such shares of Company Series B Preferred Stock as determined in accordance with Section 92A.300 et seq. of the NRS. Certificates previously representing shares of Company Series B Preferred Stock shall be exchanged for the Preferred Stock Merger Consideration upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest.

Section 2.1.1.3 Cancellation of Certain Shares. Each share of Company Common Stock and Company Series B Preferred Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.2 Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.3 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Company Series B Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2 Exchange of Certificates.

Section 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Series B Preferred Stock, for exchange in accordance with this Article 2, through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the Initial Consideration as provided herein (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and Company Series B Preferred Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Initial Consideration contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

Section 2.2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and Company Series B Preferred Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Initial Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Initial Consideration which such holder has the right to receive in respect of the shares of Company Common Stock or Company Series B Preferred Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Initial Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Company Series B Preferred Stock which is not registered in the transfer records of the Company, the applicable Initial Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock or Company Series B Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Initial Consideration.

Section 2.2.3 Further Rights in Company Common Stock and Company Series B Preferred Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Series B Preferred Stock.

Section 2.2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock and Company Series B Preferred Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock or Company Series B Preferred Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the applicable Initial Consideration, without any interest thereon.

Section 2.2.5 No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Company Series B Preferred Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Initial Consideration without any interest thereon.

Section 2.2.7 Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Series B Preferred Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Series B Preferred Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of such holder’s shares of Company Common Stock or Company Series B Preferred Stock, as provided in Section 92A.300 et seq. of the NRS, such shares shall not be converted into or exchangeable for the right to receive the Merger Consideration except as provided in this Section 2.3, and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock or Company Series B Preferred Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the applicable Merger Consideration pursuant to Section 2.1.

Section 2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock and Company Series B Preferred Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock and Company Series B Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock and Company Series B Preferred Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration.

Section 2.5 Stock Options.

Section 2.5.1 Parallax Options. Prior to the Effective Time, the Company shall obtain all necessary consents of the holders of all outstanding Parallax Options under any Parallax Stock Option Plan to cause such Parallax Options to be validly exchanged immediately after the Effective Time into the right to receive the Parallax Option Payment (as defined below), which exchange shall be effected by the Surviving Corporation immediately following the Effective Time. In consideration of the exchange of such Parallax Options for the right to receive the Parallax Option Payment and in settlement therefor, Parent shall pay (as promptly as practicable after the Effective Time) to each holder of any such outstanding Parallax Options as of the Effective Time (i) a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the number of Parallax Options held by the holder as of the Effective Time, multiplied by 0.75, multiplied by (B) the Initial Common Consideration, without interest, minus the exercise price per share of Parallax common stock previously subject to such outstanding Parallax Options, plus (ii) a number of Common Stock Contingent Value Rights equal to the total number of shares of Parallax common stock previously subject to such Parallax Options held by the holder, multiplied by 0.75 (collectively, the “Parallax Option Payment”). Following the Effective Time, the Parallax Options shall no longer be exercisable by the holder thereof, but shall only entitle such holder to the payment of the Parallax Option Payment, and, prior to the Effective Time, the Company and Parallax shall obtain all necessary consents to ensure that the holders of the Parallax Options will have no rights other than the right to receive the Parallax Option Payment.

Section 2.5.2 Company Options. Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock (each, a “Company Option”), under any stock option plan of the Company (including the Company’s 1998 Stock Compensation Program) or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive (as promptly as practicable after the Effective Time), in consideration of the cancellation of such Company Option and in settlement therefor, (i) a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Initial Common Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option, and (ii) whether or not there is any excess of the Initial Common Consideration over the exercise price per share of

Company Common Stock previously subject to such Company Option, a number of Common Stock Contingent Value Rights equal to the total number of shares of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and, prior to the Effective Time, the Company shall obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment.

Section 2.6 Exchange of Parallax Common Stock Not Held by the Company. Prior to the Effective Time, the Company shall obtain all necessary consents of the holders of all outstanding shares of Parallax common stock not held by the Company (the “Minority Parallax Common Stock Holders”) to cause such shares of Parallax common stock to be validly exchanged immediately after the Effective Time into the right to receive the Parallax Common Stock Payment (as defined below), which exchange shall be effected by the Surviving Corporation immediately following the Effective Time. In consideration of the exchange of such shares of Parallax common stock by the Minority Parallax Common Stock Holders for the right to receive the Parallax Common Stock Payment and in settlement therefor, Parent shall pay (as promptly as practicable after the Effective Time) to each Minority Parallax Common Stock Holder as of the Effective Time (i) a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the number of shares of Parallax common stock held by the Minority Parallax Common Stock Holder as of the Effective Time, multiplied by 0.75, multiplied by (B) the Initial Common Consideration, without interest, plus (ii) a number of Common Stock Contingent Value Rights equal to the total number of shares of Parallax common stock held by the Minority Parallax Common Stock Holder, multiplied by 0.75 (collectively, the “Parallax Common Stock Payment”). Prior to the Effective Time, the Company shall obtain all necessary consents to ensure that the Minority Parallax Common Stock Holders will have no rights other than the right to receive the Parallax Common Stock Payment.

Article 3.

Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other person.

Section 3.2 Articles of Incorporation and Bylaws; Corporate Books and Records. The Company has provided Parent with accurate and correct copies of the Company’s Articles of Incorporation (the “Company

Articles”) and Bylaws (the “Company Bylaws”) as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws. True and complete copies of all minute books of the Company and each Company Subsidiary have been made available by the Company to Parent.

Section 3.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of October 23, 2003, (A) 6,871,529 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 2,005,000 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (C) 287,520 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of October 23, 2003, 2,000,000 shares of Company Preferred Stock are designated as Series A preferred stock, no shares of which are issued and outstanding, and 666,667 shares of Company Preferred Stock are designated as Series B Preferred Stock, of which 579,603 shares are issued or outstanding. Section 3.3 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the record and, to the knowledge of the Company, beneficial owners of the Company Common Stock and the Company Preferred Stock. Except for Company Options to purchase not more than 287,520 shares of Company Common Stock and Parallax Options to purchase not more than 972,500 shares of Parallax common stock and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Since October 23, 2003, neither the Company nor any Company Subsidiary has issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in Section 3.3 of the Company Disclosure Schedule. The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options and Parallax Options may be exercised under the applicable Company Stock Option Plan or Parallax Stock Option Plan, as the case may be, the number of Company Options or Parallax Options outstanding at each such price and the vesting schedule of the Company Options or Parallax Options for each director, officer, employee or consultant of the Company. Except as otherwise set forth in Section 3.3 of the Company Disclosure Schedule, all of the Company Options are “incentive stock options” within the meaning of Section 422 of the Code. Except as otherwise set forth in Section 3.3 of the Company Disclosure Schedule, all of the Parallax Options are non-qualified stock options within the meaning of the Code. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and all shares of Parallax common stock subject to issuance under the Parallax Stock Option Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

Section 3.4 Authority.

Section 3.4.1 The Company, through the Receiver, by virtue of the Order, has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by the Company. The execution and delivery of this Agreement and each Ancillary Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby other than, with respect to the Merger, as provided in Section 3.20. The Receiver has approved this Agreement and each Ancillary Agreement, declared advisable the transactions contemplated hereby and thereby and has recommended this Agreement and each Ancillary Agreement to the stockholders of the Company and has directed that this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders. This Agreement and each Ancillary Agreement have been duly authorized and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

Section 3.4.2 The Receiver, having been granted the power to do so by the Court, has taken all appropriate actions so that the restrictions on business combinations contained in Sections 78.411 through 78.444, inclusive, of the NRS will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Receiver. True and complete copies of all documentation of the Receiver reflecting such actions have been included in Section 3.4 of the Company Disclosure Schedule. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Section 3.5 No Conflict; Required Filings and Consents.

Section 3.5.1 The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, (A) (assuming the stockholder approval set forth in Section 3.20 is obtained) conflict with or violate any provision of the Company Articles or Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation.

Section 3.5.2 The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any

Governmental Entity, except under the Exchange Act, Securities Act, any applicable Blue Sky Law, foreign or supranational antitrust and competition laws or by the Court pursuant to Sections 78.622 through 78.720 of the NRS and the filing and recordation of the Articles of Merger as required by the NRS.

Section 3.6 Permits. Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in conflict with, or in default or violation of, any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect.

Section 3.7 Compliance with Laws.

Section 3.7.1 Except as set forth in the Company Disclosure Schedule, the Company and the Company Subsidiaries have complied in a timely manner with all Laws relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, applicable labor, equal employment opportunity, occupational safety and health, environmental waste disposal and antitrust Laws, except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, the Company and the Company Subsidiaries have complied in a timely manner with the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”), including, but not limited to, compliance with provisions pursuant to Sections 303, 306(a), 402, 802, 806, 904, and 1107 of the Sarbanes Act and the rules and regulations promulgated thereunder.

Section 3.7.2 Except as set forth in Section 3.7.2 of the Company Disclosure Schedule, or would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Government Entity, including, without limitation, the United States Food and Drug Administration (the “FDA”) and similar authorities in the U.S. and non-U.S. jurisdictions necessary for the Company to own, lease and operate its properties or to develop, produce, store, distribute, promote and sell its products or otherwise to carry on its business as it is now being conducted (the “Company Permits”), and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Except for conflicts, defaults or violations which, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company is not in conflict with, or in default of, any law applicable to the Company or by which any property, asset or product of the Company is bound or affected, including, without limitation, the Federal Food, Drug and Cosmetic Act (the “FDCA”), the Comprehensive Drug Abuse Prevention and Control Act of 1970 (the “CDAPCA”), the Controlled Substances Act (the “CSA”) and any other similar act or law.

Section 3.7.3 Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

Section 3.7.3.1 all manufacturing operations of the Company and the Company Subsidiaries are being conducted in substantial compliance with applicable good manufacturing practices;

Section 3.7.3.2 all necessary clearances or approvals from governmental agencies for all device products which are manufactured or sold by the Company and the Company Subsidiaries have been obtained, and the Company and the Company Subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the development, production, storage, distribution, promotion and sale by the Company and the Company Subsidiaries of such products;

Section 3.7.3.3 all of the clinical studies of investigational devices (as defined by the FDA) which have been, or are being conducted by or for the Company, are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory, statutory and other requirements;

Section 3.7.3.4 none of its respective officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company) has made any untrue statement of a material fact or fraudulent statement to the FDA or any governmental agency (including, without limitation, non-U.S. regulatory agencies), failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency (including, without limitation, non-U.S. regulatory agencies), or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency (including, without limitation, non-U.S. regulatory agencies) to invoke its Application Integrity Policy or similar governmental policy or regulation (including, without limitation, non-U.S. policies or regulations), rule, regulation or law;

Section 3.7.3.5 the Company has not received any notice that the FDA or any similar governmental agency (including, without limitation, non-U.S. regulatory agencies) has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company; (f) as to each article of drug, device or cosmetic manufactured and/or distributed by the Company, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction (including, without limitation, non-U.S. jurisdictions); and

Section 3.7.3.6 none of its officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company), subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

Section 3.7.4 As to each product subject to the jurisdiction of the FDA under the FDCA which is developed, manufactured, tested, distributed, held and/or marketed by the Company, such product is being developed, manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA, if applicable, including, but not limited to, such requirements relating to investigational use, pre-market clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for such non-compliance which, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.7.5 Except as provided for in Section 3.7.5 of the Company Disclosure Schedule, the Company has, prior to the execution of this Agreement, provided to Parent copies of or made available for Parent’s review any and all documents in its possession material to assessing the Company’s compliance with the FDCA or the CDAPCA and implementing regulations, including, but not limited to, copies in its possession of (A) all 483s issued during the last three years; (B) all audit reports performed during the last three years, whether performed by the Company or an outside consultant; (C) any material document (prepared by the Company) concerning any material oral or written communication received from the FDA or the United States Department of Justice during the last three years; (D) any administrative or judicial order, ruling or agreement issued or entered into during the last three years in which the Company or its respective predecessor companies were a named party; or (E) any recall notice or order relating to any product of the Company.

Section 3.7.6 Schedule 3.7.6 of the Company Disclosure Schedule sets forth a complete and accurate list of (A) medical devices listed by the Company with the FDA or similar U.S. or non-U.S. governmental agency, (B) each clinical trial protocol submitted by the Company to the FDA or similar U.S. or non-U.S. governmental agency, (C) each new Pre-Market Approval or 510(k) Notification and any amendments or supplements thereto filed by the Company pursuant to the FDCA, or any non-US. equivalents, (D) each product license application filed by the Company pursuant to the Public Health Service Act, as amended, or any non-U.S. equivalents and (E) each establishment license application filed with respect to any product of the Company under the Public Health Service Act, as amended, or any non-U.S. equivalents.

Section 3.8 SEC Filings; Financial Statements.

Section 3.8.1 From the date of the filing of the Form 10-KSB (as defined in Section 5.2 below) until the Effective Time, the Company will timely file all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be (such filings, collectively with the Form 10-KSB and the Company Form 8-K filed July 21, 2003 (the “Form 8-K”), the “Company SEC Filings”). Each Company SEC Filing (A) as of its date, complied or shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not or shall not, at the time it was or is filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

Section 3.8.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was or will be, as the case may be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and each Company Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

Section 3.8.3 Except as and to the extent set forth on the consolidated balance sheets of the Company and the consolidated Company Subsidiaries as of December 31, 2002, 2001, 2000, 1999, 1998 and 1997 included in the Form 8-K, including the notes thereto, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred in the ordinary course of business since December 31, 2002 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect.

Section 3.8.4 The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 3.9 Disclosure Documents.

Section 3.9.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

Section 3.9.2 (A) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (B) any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

Section 3.10 Absence of Certain Changes or Events. Since December 31, 2002, except as specifically contemplated by, or as disclosed in, this Agreement or in Section 3.10 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by the Company, or (C) any action taken by the Company or any Company Subsidiary during the period from January 1, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.11 Employee Benefit Plans.

Section 3.11.1 Section 3.11.1 of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or, since the date that the Receiver was appointed by the Court, oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below)), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). For purposes of this Section 3.11, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. None of the Company or, to the knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Forms 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (G) all filings made with any Governmental Entity, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

Section 3.11.2 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

Section 3.11.3 Except as disclosed on Section 3.11.3 of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Company Benefit Plan are deductible under Code Sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, (L) no excise tax could be imposed upon the Company under Chapter 43 of the Code, and (M) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been timely amended in accordance with the legislation commonly referred to as “GUST” and “EGTRRA.”

Section 3.11.4 With respect to each Company Benefit Plan required to be set forth in Section 3.11.1 of the Company Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a Multiemployer Plan), (A) no “reportable event” (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (B) there was not an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Benefit Plan, (C) there is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value” of “assets” accrued but unpaid contributions), (D) the Company and each ERISA Affiliate has made when due any “required installments” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, (E) neither the Company nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code, (F) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), (G) no filing has been made by the Company or any ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any Company Benefit Plan and no condition exists which could constitute grounds for the termination of any such Company Benefit Plan by the PBGC.

Section 3.11.5 Except as disclosed on Section 3.11.5 of the Company Disclosure Schedule, with respect to each Company Benefit Plan that is a Multiemployer Plan, (A) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA nor does the Company or any ERISA Affiliate expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Sections 4203 and 4205 of ERISA, (B) all contributions required to be made to any such Company Benefit Plan have been timely made, and (C) to the best knowledge of the Company, no such Multiemployer Plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability contingent or otherwise to the Company or any ERISA Affiliate.

Section 3.11.6 Except as set forth on Section 3.11.6 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.11.6 of the Company Disclosure Schedule is (A) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (B) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

Section 3.11.7 Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

Section 3.11.8 Neither the Company nor any Company Subsidiary maintains, sponsors, contributes or has any liability with respect to any employee benefit plan program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

Section 3.12 Labor and Other Employment Matters.

Section 3.12.1 Each of the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

Section 3.12.2 The Company has identified in Section 3.12.2 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary; (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.12.2 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.12.2 of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of the Company under such agreement. Section 3.12.2 of the Company Disclosure Schedule sets forth the Company’s best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement, any Ancillary Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated thereon.

Section 3.12.3 There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 3.13 Contracts; Debt Instruments. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) which involves aggregate expenditures in excess of $50,000, (3) which involves annual expenditures in excess of $50,000 and is not cancelable within one year, (4) which contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company’s current or future affiliates, or which restricts the conduct of any line of business by the Company, any Company Subsidiary or any of the Company’s current or future affiliates or any geographic area in which the Company, any Company Subsidiary or any of the Company’s current or future affiliates may conduct business, in each case in any material respect, or (5) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement. Each contract of the type described in Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Company Material Adverse Effect. Section 3.13 of the Company Disclosure Schedule provides the Company’s good faith estimate of the additional costs which will accrue to the Company under the contracts described in clause (A) of Section 3.13 as a result of the transactions contemplated by this Agreement or any Ancillary Agreement, and such estimate is, in the aggregate, accurate in all material respects.

Section 3.14 Litigation. Except as and to the extent set forth in Section 3.14 of the Company Disclosure Schedule, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (2) challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement and (B) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Company Material Adverse Effect.

Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

Section 3.15.1 The Company and each Company Subsidiary (A) is in compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations and (C) is in compliance with their respective Environmental Permits.

Section 3.15.2 None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

Section 3.15.3 None of the Company or any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

Section 3.15.4 None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 3.16 Intellectual Property. Except as set forth in Section 3.16 of the Company Disclosure Schedule:

Section 3.16.1 The Company and/or the Company Subsidiaries is the sole owner of all right, title and interest in and to, or has the right to use pursuant grant of rights made by a third party (each of which grant of rights is listed in Section 3.16.1 of the Company Disclosure Schedule), all Intellectual Property Rights used in the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed to be conducted. Prior to the date of this Agreement, each of the Company’s officers, directors and employees has made an irrevocable assignment to the Company of all Intellectual Property Rights used in or related to the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed to be conducted. Except as otherwise set forth in the Company Disclosure Schedule, each such Intellectual Property Right owned or used by the Company and/or its subsidiaries will be owned or available for use by the Surviving Corporation or its subsidiaries on identical terms and conditions immediately subsequent to the Effective Time.

Section 3.16.2 Neither the Company nor any of its subsidiaries is, nor will the Company or any of its subsidiaries be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense, or other agreement as to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries is authorized to use any third-party Intellectual Property Rights. To the Company’s knowledge, other than as described in the Company Disclosure Schedule, there are no infringements, misappropriations or violations of any Intellectual Property Rights of any other person that has occurred or results in any way from the operations of the respective businesses of the Company or the Company Subsidiaries.

Section 3.16.3 Except as set forth in the Company Disclosure Schedule, to the Company’s knowledge, neither the Company nor any of its subsidiaries has had notice of, and there are no valid grounds for, any bona fide claim against the Company or the Company Subsidiaries that the Intellectual Property Rights used in the business of the Company and the Company Subsidiaries as presently conducted or as currently proposed to be conducted infringe, misappropriate or violate any Intellectual Property Rights of any other person.

Section 3.16.4 The Company has paid all application, prosecution, maintenance and annuity fees for all patents and patent applications identified in Section 3.16 of the Company Disclosure Schedule, which include all patents and applications in which the Company holds an ownership interest or that are used in the business of the Company and the Company Subsidiaries as presently conducted.

Section 3.16.5 The Company Disclosure Schedule (A) identifies each issued patent, each trademark and service mark registration and each copyright registration currently in effect, owned by the Company or the Company Subsidiaries; (B) identifies each pending patent application and application for registration of a trademark or service mark that the Company or the Company Subsidiaries has made with respect to their Intellectual Property Rights and (C) identifies each license, agreement or other permission that the Company or the Company Subsidiaries has granted to any third party with respect to any of its owned Intellectual Property Rights. The Company has delivered to Parent correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended). With respect to each such Intellectual Property Right that the Company or the Company Subsidiaries owns, except as otherwise set forth in the Company Disclosure Schedule:

Section 3.16.5.1 the Company or the Company Subsidiaries possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

Section 3.16.5.2 the item is not subject to any outstanding injunction, judgment, order, decree or ruling;

Section 3.16.5.3 to the Company’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the Intellectual Property Right; and

Section 3.16.5.4 the Company and the Company Subsidiaries have not agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the Intellectual Property Right.

Section 3.16.6 The Company Disclosure Schedule identifies each Intellectual Property Right that is used in the business of the Company and the Company Subsidiaries as presently conducted or as currently proposed to be conducted that any third party owns and that the Company and/or its subsidiaries use pursuant to license, sublicense, agreement or permission. The Company has delivered to Parent correct and complete copies of all such licenses, sublicenses, agreements and permissions (each as amended). With respect to each such Intellectual Property Right required to be identified in the Company Disclosure Schedule, except as set forth in Section 3.16.6 of the Company Disclosure Schedule:

Section 3.16.6.1 to the Company’s knowledge, the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect in all material respects;

Section 3.16.6.2 to the Company’s knowledge, no party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; and

Section 3.16.6.3 the Company and the Company Subsidiaries have not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

Section 3.17 Taxes.

Section 3.17.1 Except as disclosed in Section 3.17.1 of the Company Disclosure Schedule, the Company and each Company Subsidiary has filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns. All such Tax Returns are complete and correct, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All material Taxes due and payable have been timely paid and the Company and each Company Subsidiary has provided adequate reserves (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) in accordance with GAAP in their financial statements for any Taxes that have not been paid, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Since the date of the most recent financial statements, none of the Company and the Company Subsidiaries has (x) engaged in any transactions or incurred any material liability for Taxes other than in the ordinary course of business or (y) paid any material Taxes other than Taxes paid on a timely basis and in a manner consistent with past practice.

Section 3.17.2 Subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (x) there are no audits, examinations, investigations, deficiencies, claims or other proceeding presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary and (y) none of the Company or any Company Subsidiary has received a written notice or announcement of any audits or proceedings. No requests for waivers of time to assess any Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

Section 3.17.3 There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17.4 The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17.5 None of the Company or any Company Subsidiary is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), except as a result of the application of Treasury Regulation Section 1.11502.6 (and any comparable provision of state, local or foreign law) to the affiliated group of corporations which the Company is the common parent, as a transferee, by contract, or otherwise which could reasonably be expected to give rise to a Company Material Adverse Effect. None of the Company or any Company Subsidiary has been a member of any group that has filed a combined, consolidated or unitary Tax Return other than the affiliated group of corporations of which the Company is the common parent.

Section 3.17.6 None of the Company or any Company Subsidiary has filed a consent pursuant to former Section 341(f) of the Code or agreed to have former Section 341(f)(2) of the Code apply to any disposition of any asset owned by it.

Section 3.17.7 None of the Company or any Company Subsidiary is a party to any contract, plan or arrangement, under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would not be deductible as a result of application of Section 280G of the Code.

Section 3.17.8 None of the Company or any Company Subsidiary is party to, bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates such entity to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person and, after the Closing Date, none of the Company or the Company Subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

Section 3.17.9 None of the Company or any of the Company Subsidiaries (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (iii) has acquired or owns any asset that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code.

Section 3.17.10 None of the Company or any of the Company Subsidiaries nor any of their affiliates or predecessors by merger or consolidation has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

Section 3.17.11 None of the Company or any of the Company Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2). If any of the Company and the Company Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

Section 3.17.12 The Company’s net operating losses for U.S. federal income tax purposes as of September 30, 2003 were no less than $15,000,000. Except as set forth in Schedule 3.17 of the Company Disclosure Schedule, from November 1, 1998 through November 30, 2002, no more than 1,000,000 shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock were exchanged between the Company’s stockholders. The Company was not involved in any additional equity transactions other than those identified on Schedule 3.17. The Company has no knowledge of any contracts between stockholders with respect to shares of the Company’s capital stock that were entered into during the period between November 1, 1998 through November 30, 2002. There is no claimed, proposed or asserted material alternative minimum tax adjustments that would reduce the Company’s loss carryovers available in the taxable year 2002 or that would increase the Company’s 2002 taxable income. None of the options outstanding in the taxable years 2001 through 2003 were issued to “5 percent shareholders” (as defined in Code Section 382(k)(7), taking into account Code Section 382(l)) at any time during the period November 1, 1998 through November 30, 2002. At no time were the provisions of Code Section 382 considered in determining whether to grant or to whom to grant any option outstanding during this period. The Company did not issue any stock in 1998 at a price other than its fair market value.

Section 3.17.13 Except as set forth on Section 3.17.13 of the Company Disclosure Schedule, all sales Taxes for which the Company or any Company Subsidiary is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements) that are due and payable have been paid.

Section 3.18 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

Section 3.19 Opinion of Financial Advisors. Houlihan Lokey Howard Zukin (the “Company Financial Advisor”) has delivered to the Receiver its written opinion that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock and Company Series B Preferred Stock.

Section 3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock and Company Series B Preferred Stock (voting on an as converted basis), voting as a single class, is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger.

Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Article 4.

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which shall identify exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and each has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as the sole stockholder of the Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which Parent or the Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

Section 4.3 No Conflict; Required Filings and Consents.

Section 4.3.1 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Parent Material Adverse Effect.

Section 4.3.2 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other person, except (A) under the Exchange Act, Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange, foreign or supranational antitrust and competition laws, filing and recordation of the Articles of Merger as required by the NRS and as otherwise set forth in Section 4.3.2 of the Parent Disclosure Schedule and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Parent Material Adverse Effect.

Section 4.4 Litigation. As of the date hereof, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub and (B) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (A) or (B), would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Merger.

Section 4.5 Disclosure Documents. The information with respect to Parent and the Merger Sub that Parent or the Merger Sub furnishes to the Company specifically for use in the Proxy Statement or any Other Filings will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (A) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (B) in the case of any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

Section 4.6 Ownership of Merger Sub; No Prior Activities.

Section 4.6.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.6.2 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 4.8 Financing. At the Effective Time, Parent will have available all the funds necessary to pay all of the Merger Consideration and to pay all fees and expenses payable by Parent related to the transactions contemplated by this Agreement and each Ancillary Agreement.

Article 5.

Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing: the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

Section 5.1.1 amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

Section 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property Rights) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary:

Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

Section 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $50,000, or in the aggregate, not in excess of $50,000 for the Company and the Company Subsidiaries taken as a whole, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $50,000 for the Company and the Company Subsidiaries taken as a whole, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any capital expenditure in excess of the Company’s budget as disclosed to Parent prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $50,000 for the Company and the Company Subsidiaries taken as a whole, or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

Section 5.1.6 except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan.

Section 5.1.7 (A) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $50,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (D) vary the Company’s inventory practices in any material respect from the Company’s past practices;

Section 5.1.8 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

Section 5.1.10 make any, or change any existing, material tax election, settle or compromise any material liability for Taxes, adopt or change any material accounting method in respect of a material amount of Taxes, file any amended Tax Return with respect to a material Tax or request any waiver of a statute of limitations with respect to any material Tax Return;

Section 5.1.11 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

Section 5.1.12 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $50,000, except for depreciation and amortization in accordance with GAAP consistently applied;

Section 5.1.13 take any action to exempt or make not subject to (A) the provisions of Sections 78.411 through 78.444, inclusive, of the NRS or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares any person or entity (other than Parent, Merger Sub and any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

Section 5.1.14 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

Section 5.1.15 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Filing of Form 10-KSB; Cooperation. On or prior to November 14, 2003, the Company shall file a Form 10-KSB with the SEC covering the period from January 1, 1998 through June 30, 2003 (the “Form 10-KSB”). The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Form 10-KSB, (B) the preparation of the Proxy Statement and any Other Filings, (C) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (D) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers. The Company shall provide Parent with drafts of the Form 10-KSB, the Proxy Statement and any Other Filings a reasonably sufficient period of time prior to filing and shall consider in good faith Parent’s comments thereon.

Section 5.3 Proxy Statement. As promptly as practicable after the execution of this Agreement but in any event no later than November 28, 2003, the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, the Company shall prepare and file with the SEC, any Other Filings as and when required or requested by the SEC. The Company, after consultation with Parent, will use all reasonable efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Parent shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall (subject to the last sentence of Section 5.6.3 hereof) include the recommendation of the Receiver that adoption of the Merger Agreement by the Company’s stockholders is advisable and that the Receiver has determined that the Merger is fair and in the best interests of the Company’s stockholders.

Subject to the last sentence of Section 5.6.3 hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.9 of this Agreement) to the Proxy Statement or any Other Filings will be made by the Company without the approval of Parent (which approval shall not be unreasonably withheld or delayed). The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Parent shall promptly inform the Company.

If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Parent. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws.

Section 5.4 Stockholders’ Meeting. The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger, the Merger Agreement and the transactions contemplated thereby (including, but not limited to, the CVR Agreement), and the Company shall use its best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is cleared by the SEC.

Section 5.5 Access to Information; Confidentiality.

Section 5.5.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives, including the Receiver (collectively, the “Company Representatives”) to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

Section 5.5.2 With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”) and the letter agreement dated September 23, 2003 entered into between the Company, the Receiver and Parent (the “Exclusivity Agreement”).

Section 5.5.3 Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound (including the Confidentiality Agreement and the Exclusivity Agreement), the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the Merger and any related transactions (the “Transactions”), all within the meaning of Treasury Regulations Section 1.6011-4; provided however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Transactions, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

Section 5.6 No Solicitation of Transactions.

Section 5.6.1 None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company’s stockholders’ approval of the Merger, the Receiver determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of the Receiver’s fiduciary duties to stockholders, the Company may, in response to a Superior Proposal and subject to the Company’s compliance with Section 5.4 and Section 5.6.2, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions with respect to such Superior Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

Section 5.6.2 The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Merger Sub a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

Section 5.6.3 The Receiver shall not (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Receiver of the adoption and approval of the Merger (the “Company Recommendation”) and the matters to be considered at the Company

Stockholders’ Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 5.6.3 shall prohibit the Company (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) in the event that a Superior Proposal is made and the Receiver determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to stockholders, from withdrawing or modifying its recommendation of the Merger no earlier than five business days following the day of delivery of written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement including, without limitation, Section 5.4 hereof.

Section 5.6.4 Upon execution of this Agreement, paragraph 1 of the Exclusivity Agreement shall terminate and be of no further force and effect.

Section 5.7 Appropriate Action; Consents; Filings.

Section 5.7.1 The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (x) the Exchange Act, and any other applicable federal or state securities Laws and (y) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.7.1 shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

Section 5.7.2 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time, or (D) otherwise referenced in Section 6.1.3 or Section 6.2.3. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.2, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.7.3 From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit,

arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock or Company Series B Preferred Stock into the Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

Section 5.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the Exchange.

Section 5.10 Employee Benefit Matters. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, the “Parent Benefit Plans”) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of vacation and severance and participation in, but not for purposes of benefit accrual, in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time. Unless Parent requests otherwise in writing, the Receiver shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Company Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Company Benefit Plan, a “401(k) Plan”). At the Closing, the Company shall provide Parent (i) executed resolutions of the Receiver effecting such termination and (ii) an executed amendment to each such 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of each such 401(k) Plan will be maintained at the time of termination.

Section 5.11 Taxes. The Company shall, and shall cause the Company Subsidiaries to timely file or cause to be timely filed (in all cases, giving effect to any valid extension granted to the Company by an appropriate Governmental Entity), consistent with past practice, all Tax Returns due prior to the Closing Date and shall timely pay, or cause to be timely paid (in all cases, giving effect to any valid extension granted to the Company by an appropriate Governmental Entity) all Taxes due and payable by or with respect to the Company and each Company Subsidiary. Prior to filing any such Tax Return with respect to federal income Taxes of the Company or its Subsidiaries, the Company shall provide a copy of such returns to Parent for Parent’s review. At the Closing, on behalf of Company stockholders, the Company shall furnish Parent an affidavit stating, under penalty of perjury, that the Company is not and has not been a United States real property holding corporation at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii) and no interest in the Company constitutes a United States real property interest pursuant to Section 1445(b)(3) of the Code.

Section 5.12 Current Assets and Liabilities.

Section 5.12.1 At least five days prior to the Effective Time, Parent shall have audited the Company’s and Parallax’s unconsolidated balance sheets as of August 31, 2003 according to GAAP (the “Audited Balance Sheets”). The amount of current assets minus current liabilities shown on the Audited Balance Sheet of Parallax (in each case, ignoring all intercompany accounts) is referred to herein as the “Base Working Capital Amount.” The Company and Parallax shall cooperate and assist Parent and its auditors in connection with such audit. Parent shall provide the Company with access to the audit work papers related to such computations.

Section 5.12.2 Not later than two business days prior to the Effective Time, the Company shall provide to Parent a certificate executed by two executive officers of the Company stating a reasonable good faith estimate in accordance with GAAP consistently applied in the preparation of the Audited Balance Sheet of Parallax as of the proposed Effective Time of Parallax’s current assets minus current liabilities (in each case, ignoring all intercompany accounts), which is referred to herein as the “Estimated Working Capital Amount.” The Company and Parallax shall provide Parent with access to the audit work papers related to such computations in providing the Estimated Working Capital Amount.

Section 5.12.3 Not later than two business days prior to the Effective Time, the Company shall provide to Parent a certificate executed by two executive officers of the Company stating a reasonable good faith estimate of the liabilities and obligations of the Company on an unconsolidated basis (whether accrued, absolute, contingent or otherwise) (ignoring all intercompany accounts) (including as liabilities of the Company all estimated amounts relating to any financial advisor, legal, accounting, and any other transaction fees, as well as any other liabilities or obligations (including, without limitation, parachute payments and severance payments) that arise out of or result from the transactions contemplated by this Agreement (but not paid in cash prior to the Effective Time) (the “Estimated MDA Liabilities”).

Section 5.12.4 Not later than two business days prior to the Effective Time, the Company shall provide to Parent a certificate executed by two executive officers of the Company stating a reasonable good faith estimate in accordance with GAAP consistently applied in the preparation of the Audited Balance Sheet of the Company as of the proposed Effective Time of (a) the cash and Cash Equivalents of the Company (on an unconsolidated basis), less (b) all liabilities or obligations of the Company on an unconsolidated basis relating to any financial advisor, legal, accounting, and any other transaction fees, as well as any other liabilities or obligations (including, without limitation, parachute payments and severance payments) that arise out of or result from the transactions contemplated by this Agreement (but not paid in cash prior to the Effective Time), less (c) all accrued dividends owed to the holders of the Company Series B Preferred Stock on or prior to the Closing Date (but not paid in cash prior to the Closing Date) (in each case, ignoring all intercompany accounts) (the “Estimated Cash Amount”). The Company shall provide Parent with access to the audit work papers related to such computations in providing the Estimated Cash Amount.

Section 5.12.5 As of the Effective Time, Parallax shall have no current liabilities relating to any financial advisor, legal, accounting, and any other transaction fees, or any other liabilities or obligations (including, without limitation, parachute payments and severance payments) that arise out of or result from the transactions contemplated by this Agreement or otherwise.

Section 5.12.6 As of the Effective Time, no Company Subsidiary other than Parallax shall have any operations, any assets or liabilities or any nature on an unconsolidated basis.

Section 5.13 Wholly-Owned Subsidiary. The Company shall take all necessary action such that prior to the Effective Time each Company Subsidiary is wholly-owned by the Company. As of the Effective Time, there shall be no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Company Subsidiary is a party or by which any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, any Company Subsidiary.

Section 5.14 California Tax Liability. Prior to the Effective Time, the Company shall (a) have prepared a return for 2002 for filing with the California Franchise Tax Board, a copy of which shall have been provided to Parent in advance of filing in order for Parent to review and comment, which comments the Company shall consider and reflect in its reasonable discretion, (b) file such return and (c) pay in full the tax liability owed to the State of California set forth on such return.

Article 6.

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

Section 6.1.1 Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

Section 6.1.2 No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement, any Ancillary Agreement or any Stockholder Related Agreement.

Section 6.1.3 Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity set forth in Section 3.5.2 or Section 4.3.2, or required to be set forth in the related sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

Section 6.1.4 CVR Agreement. All parties to the CVR Agreement shall have executed and delivered such CVR Agreement in the form attached hereto as Attachment A.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.2.1 Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.2 Agreements and Covenants.

Section 6.2.2.1 The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.2.2 Each party to each of the Stockholder Related Agreements shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Stockholder Related Agreement to be performed or complied with by it on or prior to the Effective Time. Each Stockholder Related Agreement shall have been duly authorized and validly executed and delivered and constitute a legal, valid and binding obligation of the parties, enforceable against any party in accordance with their respective terms. No action shall have been taken which questions the validity of any of the Stockholder Related Agreements or invalidates, limits or voids any of the Stockholder Related Agreements. The execution and delivery of the Stockholder Related Agreements shall not, and the performance of each Stockholder Related Agreement will not conflict with or violate any Law applicable to the parties to the Stockholder Related Agreements or by which any property or asset of the parties to the Stockholder Related Agreements is bound or affected. Parent shall have received a certificate from a duly authorized member, partner, officer or individual, as the case may be, of each party to the Stockholder Related Agreements to the foregoing effect.

Section 6.2.3 Consents and Approvals. All consents, approvals and authorizations listed on Schedule 6.2.3 hereto or of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.3 or the related sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall have been obtained in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

Section 6.2.4 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 6.2.5 Court Proceedings. No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, any Ancillary Agreement or any Stockholder Related Agreement, (B) cause any of the transactions contemplated by this Agreement, any Ancillary Agreement or any Stockholder Related Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

Section 6.2.6 Maintenance of Working Capital. The Estimated Working Capital Amount shall not be less than 80% of the Base Working Capital Amount.

Section 6.2.7 No Liabilities. As of the Effective Time, the Estimated Cash Amount minus the Estimated MDA Liabilities shall not be less than zero.

Section 6.2.8 Opinion of Counsel. Parent shall have been provided with an opinion of Sklar Warren Conway & Williams LLP, counsel to the Company, in the form attached hereto as Attachment F-1, and an opinion of counsel (reasonably acceptable to Parent), of the Principal Stockholders, in the form attached hereto as Attachment F-2.

Section 6.2.9 Dissenter’s Rights. Dissenting Stockholders holding shares of Company Common Stock or Company Series B Preferred Stock which would otherwise represent the right to receive not more than 2% of the aggregate Initial Consideration shall have elected to exercise rights of appraisal under NRS Section 92A.300 et seq.

Section 6.2.10 Exchange of Parallax Options. The Company shall have obtained all necessary consents of the holders of all outstanding Parallax Options under any Parallax Stock Option Plan to cause such Parallax Options to be validly exchanged for the right to receive the Parallax Option Payment set forth in Section 2.5.1 above.

Section 6.2.11 Exchange of Parallax Common Stock. The Company shall have obtained all necessary consents of each of the Minority Parallax Common Stock Holders to cause such shares of Parallax common stock to be validly exchanged for the right to receive the Parallax Common Stock Payment set forth in Section 2.6 above. Set forth on Schedule 6.2.11 is a list of each of the Minority Parallax Common Stock Holders.

Section 6.2.12 Consent to Payment of Cash for Options. Each holder of outstanding Company Options at the Effective Time will have agreed to convert each of their Company Options into the Option Payment, and the former holders of Company Options will have no rights other than the right to receive the Option Payment.

Section 6.2.13 Payment of Dividends. The Company shall have paid all accrued dividends owed to the holders of the Company Series B Preferred Stock on or prior to the Effective Time pursuant to the Amended Certificate of Designation, in the form attached hereto as Attachment E, to be filed prior to the Effective Time.

Section 6.2.14 Payment of Certain Other Fees Prior to Closing. The Company shall have paid all amounts relating to any financial advisor, legal, accounting, and any other transaction fees, as well as any other liabilities or obligations (including, without limitation, parachute payments and severance payments) that arise out of or result from the transactions contemplated by the Merger Agreement or the CVR Agreement. The Company shall have paid in cash to Jeffrey Barber his base salary for the year 2004, under the terms of his employment agreement with the Company dated October 10, 2000.

Section 6.2.15 382 Analysis. The Company shall have provided Parent with access to all data and information reasonably requested to permit Parent to complete a Code Section 382 analysis within a reasonable period prior to the Effective Time. Such information shall include copies of the documents set forth on Schedule 6.2.15 hereto.

Section 6.2.16 Filing of Amendment to the Certificate of Designation. The Amendment to the Certificate of Designation, in the form attached hereto as Attachment E, shall have been filed with the Secretary of State of the State of Nevada.

Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement and each Ancillary Agreement that are qualified by materiality or Parent Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of a responsible officer of Parent to that effect.

Article 7.

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by its Board of Directors in the case that Parent is the terminating party, or the Receiver in the case that the Company is the terminating party, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

Section 7.1.1 By mutual written consent of Parent by action of its Board of Directors, and the Company by action of the Receiver;

Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to April 23, 2004; provided, however, that such date may, from time to time, be extended by Parent (by written notice thereof to the Company) for successive thirty-day periods (each such thirty-date period, an “Extension Period”); provided that Parent shall have given written notice to the Company no later than the day on which the then-current Extension Period is to expire (and in the case of the initial Extension Period, on or prior to April 23, 2004), in the event all conditions to effect the Merger other than those set forth in Section 6.1.2 and Section 6.1.3 (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of any such Extension Period and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to the end of the then-current Extension Period (such earlier date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided further that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

Section 7.1.3 By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, any Ancillary Agreement or any Stockholder Related Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7);

Section 7.1.4 By either Parent or the Company if the approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby or thereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

Section 7.1.5 By Parent if (A) the Receiver shall have withdrawn, or adversely modified, or failed upon Parent’s request to reconfirm its recommendation of the Merger or this Agreement (or determined to do so), (B) the Receiver shall have determined to recommend to the stockholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal, (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of the outstanding shares of Company Common Stock or Company Series B Preferred Stock, is commenced (other than by Parent or an affiliate of Parent) and the Receiver fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer, (D) for any reason the Company fails to call or hold the Company Stockholders’ Meeting by the Outside Date or (E) the Company shall have furnished or caused to be furnished confidential information or data, or engaged in negotiations or discussions with another person pursuant to clauses (x) or (y) of the proviso to Section 5.6.1;

Section 7.1.6 By the Company, if the Receiver determines to accept a Superior Proposal, but only after the Company (A) holds the Company Stockholders’ Meeting and has failed to obtain the stockholder approval required for consummation of the Merger and the other transactions contemplated hereby, and (B) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company’s right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of Section 5.6.1.

Section 7.1.7 By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 10 days after written notice thereof or if (A)(1) there shall be breached any covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement, any Ancillary Agreement or any Stockholder Related Agreement, (2) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement, any Ancillary Agreement or any Stockholder Related Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement, any Ancillary Agreement or any Stockholder Related Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach of misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied (a “Terminating Company Breach”); or

Section 7.1.8 By the Company, if (A)(1) Parent has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied (a “Terminating Parent Breach”).

Section 7.2 Effect of Termination.

Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors or the Receiver except (A) with respect to Section 5.5, Section 5.9, this Section 7.2 and Article 8 and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

Section 7.2.2 Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4, Section 7.1.5, Section 7.1.6 or Section 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses in an amount not to exceed $1,000,000.

Section 7.2.3 Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses in an amount not to exceed $1,000,000.

Section 7.2.4 Payment of Expenses. Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

Section 7.2.5 Termination Fee. In addition to any payment required by the foregoing provisions of this Section: (A) in the event that this Agreement is terminated pursuant to Section 7.1.5 or Section 7.1.6, then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $2.0 million, or (B) in the event that this Agreement is terminated pursuant to Section 7.1.4, and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Stockholders’ Meeting, then the Company shall pay Parent, no later than two days after the earlier to occur of (x) the date of entrance by the Company or any Company Subsidiary into an agreement concerning a transaction that constitutes an Acquisition Proposal or (y) the date any person or persons (other than Parent) purchases 20% or more of the assets or Equity Interests of the Company or any Company Subsidiary (provided that the entering of any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by the Company or any Company Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the Company’s voting securities is first publicly announced, within 12 months of such termination of this Agreement), a termination fee of $2.0 million.

Section 7.2.6 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or the Receiver, as the case may be, at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement.

Article 8.

General Provisions

Section 8.1 Survival of Representations and Warranties. Each statement contained in any Schedule or certificate delivered by or on behalf of the Company pursuant to this Agreement or any of the Ancillary Agreements shall be deemed to be a representation and warranty by the Company contained in this Agreement. The representations and warranties of the Company contained in Article 3 of this Agreement shall survive the Effective Time until March 30, 2006; provided, that in the case of actual fraud, intentional misrepresentation or criminal activity, the representations and warranties of the Company shall survive until the expiration of the applicable statute of limitations. Any claims under this Agreement with respect to a breach of a representation or warranty must be asserted by written notice within the applicable survival period contemplated by this Section 8.1, and if such a notice is given, the survival period for such representation and warranty shall continue, solely with respect to such claim, until the claim is fully resolved. The right to recovery or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired by Parent or Merger Sub (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement. All representations and warranties of the Company set forth in this Agreement shall be deemed to have been made again by the Company at and as of the Closing Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to recovery or other remedy based on such representations, warranties, covenants and agreements, unless such right is also expressly waived.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

ArthroCare Corporation

680 Vaqueros Avenue

Sunnyvale, CA 94085-3523

Attn: Michael A. Baker, Chief Executive Officer

Fax: (408) 736-0226

with a mandated copy to:

Latham & Watkins LLP

505 Montgomery Street, Suite 1900

San Francisco, CA 94111

Attn: John M. Newell, Esq.

Fax: (415) 395-8095

If to the Company, addressed to it at:

Medical Device Alliance Inc.

5851 West Charleston

Las Vegas, NV 89146

Attn: Jeffrey Barber, Chief Executive Officer

Fax: (702) 878-4510

with a mandated copy to:

Sklar, Warren, Conway & Williams LLP

221 North Buffalo Drive, Suite A

Las Vegas, NV 89145

Attn: Bryan Williams, Esq.

Fax: (702) 360-0000

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

“Ancillary Agreements” means the CVR Agreement and the Distribution Agreement.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“California Holdback Amount” means $1.8 million, minus the amount that, prior to the Effective Time, the Company shall have paid to the California Franchise Tax Board with respect to the liability owed to the State of California as set forth on the 2002 tax return referred to in Section 5.14.

“Closing Date” means as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, or at such other date, time and place as Parent and the Company may agree in writing (the date of the Closing being the Closing Date).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

“Company’s Expenses” means the Company’s reasonable, documented, out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

“contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” means the Eighth Judicial District Court for Clark County, Nevada.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereto.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Initial Common Consideration” means (a) $28.0 million, plus (i) the aggregate exercise prices as of the Effective Time of all outstanding Company Options, plus (ii) the aggregate exercise prices as of the Effective Time of all outstanding Parallax Options, multiplied by 0.75, minus (iii) the Initial Preferred Consideration paid in the aggregate to all holders of the Company Series B Preferred Stock at the Effective Time, minus (iv) $2.0 million, which represents the Working Capital Holdback Amount as set forth in the CVR Agreement, and minus (v) the California Holdback Amount, divided by (b) (i) the number of shares of Company Common Stock and Company Options outstanding, plus (ii) the number of outstanding Parallax Options multiplied by 0.75, plus (iii) the number of shares of Parallax common stock held by the Minority Parallax Common Stock Holders, multiplied by 0.75 as of the Effective Time.

“Initial Consideration” means, collectively, Initial Common Consideration and Initial Preferred Consideration.

“Initial Preferred Consideration” means $7.50 per share of Company Series B Preferred Stock.

“Intellectual Property Rights” means (A) United States and foreign patents, patent applications, continuations, continuations-in-part, continuing prosecution applications, divisions, reissues, patent disclosures, extensions, re-examinations, inventions (whether or not patentable) or improvements thereto; (B) United States, state, foreign, and common law trademarks, service marks, domain names, logos, trade dress and trade names (including all assumed or fictitious names under which the Company or any of its subsidiaries is conducting its business), whether registered or unregistered, and pending applications to register the foregoing; (C) copyrightable expressions fixed in tangible form, United States and foreign copyrights therein, whether registered or unregistered, and pending applications to register the same; and (D) trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and other information that is confidential and proprietary, in each case either owned or used pursuant to a valid license.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present when the matter in question was brought to the attention of any officer of Parent or the Company, as the case may be, and in the case of the Company, the following additional persons: Jeff Barber, Howard Preissman, George Swarts, Curtis Swarts, Kim McCall, and Patty Winters.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“McGhan Entities” means Donald K. McGhan, International Integrated Industries, LLC, McGhan Management Corporation, McGhan Management, L.P., McMark, L.P., MDA Equity Performance, Global Asset Management, L.P., Executive Flite Management, Inc., SMM Charitable Unitrust and TLC Family L.P., Shirley M. McGhan, Nikki M. Pomeroy, Lon L. McGhan, Jim J. McGhan and their affiliates.

“Merger Consideration” means, collectively, the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

“Order” means, collectively, the order of the Court dated June 30, 1999 which has been amended nunc pro tunc by order of the Court dated October 14, 2003, the order of the Court dated October 14, 2003 granting the Receiver’s motion for instructions regarding the merger of the Company, and the order of the Court dated October 23, 2003 granting the Receiver’s motion to evaluate, negotiate and consummate the transactions contemplated by this Agreement, the Ancillary Agreements and the Stockholder Related Agreements (each of which Orders are in the substantially in the form previously provided by the Receiver to Parent).

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement.

“Parallax” means Parallax Medical, Inc., a Delaware corporation.

“Parallax Options” means each unexpired and unexercised option or similar right to purchase shares of Parallax common stock under any stock option plan of Parallax, including the Parallax Medical, Inc. 1999 Equity Incentive Plan (the “Parallax Stock Option Plans”).

“Parent Material Adverse Effect” means any change affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general, or the industries in which Parent operates in general, and not specifically relating to Parent.

“Parent’s Expenses” means Parent’s reasonable, documented, out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Principal Stockholders” means, collectively, Vegas Ventures LLC and the McGhan Entities.

“Receiver” means George C. Swarts.

“Stockholder Related Agreements” means the Support Agreement, the Consulting Agreement, the Non-Compete Agreements and the Stockholder Waiver Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, any Company Subsidiary, any Company Representatives or any other affiliates and which, in the good faith judgment of the Receiver, taking into account, to the extent deemed appropriate by the Receiver, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would, based upon the written advice of the Company’s financial advisor, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Articles of Merger”	Section 1.2

“Audited Balance Sheet”	Section 5.12.1

“Base Working Capital Amount”	Section 5.12.1

“CDAPCA”	Section 3.7.2

“Certificates”	Section 2.2.2

“Closing”	Recitals

“Common Stock Merger Consideration”	Section 2.1.1.1

“Company”	Preamble

“Company Articles”	Section 3.2

“Company Benefit Plan”	Section 3.11.1

“Company Bylaws”	Section 3.2

“Company Common Stock”	Section 2.1.1

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.10

“Company Financial Advisor”	Section 3.19

“Company Material Contract”	Section 3.13

“Company Options”	Section 2.5.2

“Company Permits”	Section 3.6

“Company Preferred Stock”	Section 3.3

“Company Recommendation”	Section 5.6.3

“Company Representatives”	Section 5.5.1

“Company SEC Filings”	Section 3.8.1

“Company Series B Preferred Stock”	Section 2.1.1.2

“Company Stock Option Plans”	Section 2.5.2

“Company Stockholders’ Meeting”	Section 5.4

“Company Subsidiary”	Section 3.1

“Confidentiality Agreement”	Section 5.5.2

“CSA”	Section 3.7.2

“CVR Agreement”	Recitals

“Dissenting Stockholders”	Section 2.1.1.1

“Distribution Agreement”	Recitals

“Effective Time”	Section 1.2

“ERISA”	Section 3.11.1

“ERISA Affiliate”	Section 3.11.1

“Estimated Cash Amount”	Section 5.12.4

“Estimated MDA Liabilities”	Section 5.12.3

“Estimated Working Capital Amount”	Section 5.12.2

“Exchange Agent”	Section 2.2.1

“Exchange Fund”	Section 2.2.1

“Exclusivity Agreement”	Section 5.5.2

“Extension Period”	Section 7.1.2

“FDA”	Section 3.7.2

“FDCA”	Section 3.7.2

“Form 8-K”	Section 3.8.1

“Form 10-KSB”	Section 5.2

“Merger”	Recitals

“Merger Sub”	Preamble

“Minority Parallax Common Stock Holders”	Section 2.6

“Multiemployer Plan”	Section 3.11.3

“NRS”	Recitals

“Option Payment”	Section 2.5.2

“Outside Date”	Section 7.1.2

“Parallax Common Stock Payment”	Section 2.6

“Parallax Option Payment”	Section 2.5.1

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.10

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.5.1

“Parent Subsidiary”	Section 4.3.1

“PBGC”	Section 3.11.4

“Preferred Stock Merger Consideration”	Section 2.1.1.2

“Proxy Statement”	Section 5.3

“Receiver”	Section 3.4.1

“Regulatory Conditions”	Section 7.1.2

“Sarbanes Act”	Section 3.7.1

“Surviving Corporation”	Section 1.1

“Support Agreements”	Recitals

“Terminating Company Breach”	Section 7.1.7

“Terminating Parent Breach”	Section 7.1.8

“Transactions”	Section 5.5.3

“401(k) Plan”	Section 5.10

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 8.11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without regard to laws that may be applicable under conflicts of laws principles.

Section 8.11.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting in California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.3.

Section 8.12 Disclosure. Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARTHROCARE CORPORATION

By:	/s/ MICHAEL A. BAKER

a duly authorized signatory

ALPHA MERGER SUB CORPORATION

By:	/s/ MICHAEL A. BAKER

a duly authorized signatory

MEDICAL DEVICE ALLIANCE INC.

By:	/s/ GEORGE SWARTS

George Swarts, Receiver

By:	/s/ JEFFREY BARBER

Jeffrey Barber, Chief Executive Officer

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment, dated as of January 5, 2004 (the “Amendment”), to the Agreement and Plan of Merger, dated as of October 23, 2003 (the “Agreement”), by and among ArthroCare Corporation, a corporation organized under, and governed by, the laws of the State of Delaware, whose address is 680 Vaqueros Avenue, Sunnyvale, California (“Parent”), Alpha Merger Sub Corporation, a corporation organized under, and governed by, the laws of the State of Nevada, whose address is 680 Vaqueros Avenue, Sunnyvale, California, and a wholly-owned subsidiary of Parent (“Merger Sub”), and Medical Device Alliance Inc., a corporation organized under, and governed by, the laws of the State of Nevada, whose address is 5851 West Charleston, Las Vegas, Nevada (the “Company”), is entered into by and among Parent, Merger Sub and the Company.

RECITALS

WHEREAS, Parent, Merger Sub and the Company are parties to the Agreement and wish to amend the Agreement in accordance with the terms of this Amendment;

WHEREAS, pursuant to Section 7.3 of the Agreement, the Agreement may be amended in writing by action by each party thereto, which shall be by action taken by or on behalf of their respective boards of directors or the Receiver of such party, as the case may be, at any time prior to the Effective Time;

WHEREAS, the actions required by Section 7.3 of the Agreement to enter into this Amendment have been taken by or on behalf of the board of directors or the Receiver of each party, as the case may be, to this Amendment; and

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Amendment, simultaneously with the execution of this Amendment, Vegas Ventures LLC and the McGhan Entities are each entering into an amendment to their respective support agreements with Parent and the Merger Sub, in the forms attached hereto as Attachment A-1 and Attachment A-2, respectively.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2. Amendment to Section 2.5.1 of the Agreement. The second sentence of Section 2.5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“In consideration of the exchange of such Parallax Options for the right to receive the Parallax Option Payment and in settlement therefor, Parent shall pay (as promptly as practicable after the Effective Time) to each holder of any such outstanding Parallax Option as of the Effective Time (i) a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the total number of shares of Parallax common stock previously subject to such Parallax Option held by the holder as of the Effective Time, multiplied by 0.75, and (B) the excess, if any, of the Initial Common Consideration, without interest, over the exercise price per share of Parallax common stock previously subject to such outstanding Parallax Option, plus (ii) a number of Common Stock Contingent Value Rights equal to the total number of shares of Parallax common stock previously subject to such Parallax Option held by the holder, multiplied by 0.75 (such amounts payable hereunder being referred to as the “Parallax Option Payment”).”

3. Amendment to Section 2.5.2 of the Agreement. Section 2.5.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.5.2 Company Options and Cancelled Company Options.

Section 2.5.2.1 Company Options. Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock with an exercise price less than $3.53 per share (each, a “Company Option”), under any stock option plan of the Company (including the Company’s 1998 Stock Compensation Program) or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such Cancelled Company Option shall be entitled to receive (as promptly as practicable after the Effective Time), in consideration of the cancellation of such Company Option and in settlement therefor, (i) a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess of the Initial Common Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option, and (ii) a number of Common Stock Contingent Value Rights equal to the total number of shares of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such Cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and, prior to the Effective Time, the Company shall obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment.

Section 2.5.2.2 Cancelled Company Options. Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock with an exercise price equal to or greater than $3.53 per share (each, a “Cancelled Company Option”), under any Company Stock Option Plan, whether or not then exercisable or vested, shall be cancelled. Prior to the Effective Time, the Company shall obtain all necessary consents to ensure that former holders of Cancelled Company Options will have no right to receive any Merger Consideration.”

4. Amendments to Section 3.3 of the Agreement.

The fifth sentence of Section 3.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Except for Company Options to purchase not more than 125,000 shares of Company Common Stock, Cancelled Company Options to purchase not more than 162,500 shares of Company Common Stock and Parallax Options to purchase not more than 972,500 shares of Parallax common stock and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.”

The seventh and eighth sentences of Section 3.3 of the Agreement are hereby deleted in their entirety and replaced with the following:

“The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options, Cancelled Company Options and Parallax Options may

be exercised under the applicable Company Stock Option Plan or Parallax Stock Option Plan, as the case may be, the number of Company Options, Cancelled Company Options or Parallax Options outstanding at each such price and the vesting schedule of the Company Options, Cancelled Company Options or Parallax Options for each director, officer, employee or consultant of the Company. Except as otherwise set forth in Section 3.3 of the Company Disclosure Schedule, all of the Company Options and Cancelled Company Options are “incentive stock options” within the meaning of Section 422 of the Code.”

5. Amendment to Section 5.1.2 of the Agreement.

Subsection (A) of Section 5.1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“(A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Cancelled Company Options outstanding as of the date hereof in accordance with their terms or”

6. Amendment to Section 6.2.12 of the Agreement. Section 6.2.12 of the Agreement is hereby divided into two subsections, 6.2.12.1 and 6.2.12.2. The heading of Section 6.2.12 shall be restated as “Company Options and cancelled Company Options.” The text of current Section 6.2.12 shall become Section 6.2.12.1 entitled “Consent to Payment of Cash for Company Options.” A Section 6.2.12.2 shall be added, as follows:

“Section 6.2.12.2 Consent to Cancellation of Cancelled Company Options. Each holder of outstanding Cancelled Company Options at the Effective Time will have agreed to cancel each of their Cancelled Company Options and the Company shall have obtained all necessary consents to ensure that former holders of Cancelled Company Options will have no right to receive any Merger Consideration.”

7. Amendment to Attachment A of the Agreement. The CVR Agreement in the form attached as Attachment A to the Agreement is hereby deleted in its entirety and replaced with the CVR Agreement attached hereto as Attachment B.

8. Amendment to Attachment E of the Agreement. The Amendment to the Certificate of Designation in the form attached as Attachment E to the Agreement is hereby deleted in its entirety and replaced with the Amendment to the Certificate of Designation in the form attached hereto as Attachment C.

9. Reference to Support Agreements. After the date of this Amendment, any reference to the Support Agreements shall mean the Support Agreements, as amended by Attachment A-1 and Attachment A-2 to this Amendment, respectively.

10. Reference to Agreement. After the date of this Amendment, any reference to the Agreement shall mean the Agreement as amended by this Amendment.

11. Full Force and Effect. Except as expressly modified by this Amendment, the Agreement is unmodified and this Amendment shall not impair the full force and effect of the Agreement.

12. Choice of Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without regard to laws that may be applicable under conflicts of laws principles.

13. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARTHROCARE CORPORATION

By:	/s/ JOHN T. RAFFLE
a duly authorized signatory

ALPHA MERGER SUB CORPORATION

By:	/s/ JOHN T. RAFFLE
a duly authorized signatory

MEDICAL DEVICE ALLIANCE INC.

By:	/s/ GEORGE SWARTS
George Swarts, Receiver

By:	/s/ JEFFREY BARBER
Jeffrey Barber, Chief Executive Officer